Exhibit 10.2 5% Convertible Promissory Note
THE SECURITIES REPRESENTED BY THIS PROMISSORY NOTE (AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNDER APPLICABLE STATE SECURITIES LAWS
5% CONVERTIBLE PROMISSORY NOTE

$500,000	, 2010
For value received MiMedx Group, Inc., a Florida corporation (the “Company”), promises to pay to                      (“Holder”) the principal sum of Five Hundred Thousand Dollars ($500,000.00), or such lesser amount as has been advanced by the Holder to the Company by the Holder, together with simple interest on the outstanding principal amount at the rate of five percent (5.0%) per annum, calculated from the date of the applicable advance. The principal and all accrued interest shall be due and payable in full on December 31, 2010 (the “Maturity Date”). Interest shall continue to accrue on the outstanding principal amount hereof until converted into common stock of the Company (the “Common Stock”) as provided herein, or until the payment in full of this Note whichever occurs first. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All cash payments of interest hereunder shall be in lawful money of the United States of America. Upon payment in full of the amount of all principal and interest payable hereunder (whether in cash or Common Stock and warrants upon a Voluntary Conversion, as defined below), this Note shall be surrendered to the Company for cancellation.
1. This Note is issued pursuant to that certain 5% Convertible Promissory Note Subscription Agreement dated as of                     , 2010, (the “Note Subscription Agreement”), and is subject to its terms and conditions. However, in the event of any conflict between the terms of this Note and the Note Subscription Agreement, the terms of this Note shall govern.
2. This Note and the accrued interest on this Note are convertible at any time upon the election of the Holder into Common Stock and Warrants of the Company on the same terms as the Company sells any Common Stock and Warrants between the date of issuance and payment in full of this Note (the “Conversion Terms”), provided that, once converted, the terms of such conversion are final. Such voluntary election to convert by Holder is herein called a “Voluntary Conversion”. Holder must give the Company written notice of its election, addressed to the Company at 811 Livingston Ct. SE, Suite B, Marietta, GA 30067, via hand delivery, overnight courier or facsimile (678)-384-6741. Notice shall be deemed given upon receipt.

3. Upon receipt of written notice from the Holder of a Voluntary Conversion, the applicable amount of outstanding principal and accrued interest under this Note shall be converted into Common Stock and Warrants of the Company on the Conversion Terms, without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the shares of the Common Stock or the Warrants issuable upon such conversion unless and until such Note is either delivered to the Company or its transfer agent, or Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to the Holder, a certificate or certificates for the securities to which Holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares, as determined by the board of directors of the Company. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.
4. In the event of any default hereunder, Company shall pay all reasonable attorneys’ fees and court costs actually incurred by Holder in enforcing and collecting this Note.
5. Company may prepay the principal amount of this Note and accrued interest hereunder, in whole or part, at any time prior to the Maturity Date upon five (5) days’ notice to the Holder.
6. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Sections 6(b) or 6(c)), this Note shall accelerate and all principal and unpaid accrued interest shall become immediately due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:
(a) Company fails to pay timely any principal and accrued interest or other amounts due under this Note on the date the same becomes due and payable, and such amount remains unpaid for a period of ten (10) business days after written notice thereof from Holder;
(b) Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Company.
7. This Note shall be governed by construed and under the laws of the State of Florida, without giving effect to conflicts of laws principles.
8. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company.
9. This Note may be transferred only upon (a) its surrender by Holder to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company and (b) compliance with applicable provisions of the Note Subscription Agreement, including (without limitation) the Company’s receipt, if it so requests, of an opinion of counsel as set forth in the Note Subscription Agreement. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

MiMedx Group, Inc.
By:
Name:	Michael J. Senken
Title:	Chief Financial Officer

Acknowledged and Agreed to by                     :